Exhibit (a)(5)(E)
Ambassadors International, Inc. Announces
Final Exchange Offer and Consent Solicitation Results
SEATTLE, Washington, November 13, 2009—Ambassadors International, Inc. (Nasdaq: AMIE) (the “Company”), announced today the final results of its previously announced exchange offer for its outstanding 3.75% Convertible Senior Notes due 2027 (the “Convertible Notes”).
The Company announced that approximately 68%, or $65.8 million, of the existing $97 million aggregate principal amount of Convertible Notes were validly tendered into the Exchange Offer, according to information provided by the Exchange Agent and Information Agent with respect to the Exchange Offer. The Company has accepted for exchange all such Convertible Notes and expects to settle the Exchange Offer as soon as practicable. Upon settlement of the Exchange Offer, the Company will issue approximately 15.2 million shares of its Common Stock and approximately $18.0 million aggregate principal amount of 10% Senior Secured Notes due 2012 in exchange for such Convertible Notes. Upon settlement of the Exchange Offer approximately $31.2 million of the Convertible Notes will remain outstanding. The Exchange Offer will result in a $47.8 million net reduction in the principal amount of the Company’s outstanding long-term debt. The stockholders of the Company approved the issuance of the shares of Common Stock in the Exchange Offer at a special stockholder meeting held on November 12, 2009.
The Company also announced that it received the requisite consents to remove certain covenants and make certain other amendments to the indenture for the Convertible Notes (the “Proposed Amendments”). The Company expects to enter into a supplemental indenture to give effect to the Proposed Amendments as soon as practicable. The Company did not offer any separate or additional payment for the consents to the Proposed Amendments.
This press release is for notice purposes only and is not a solicitation or request for a proxy and is neither an offer to sell or purchase, nor a solicitation of an offer to buy or sell, any securities of the Company.
About Ambassadors International, Inc.
Ambassadors International, Inc. is primarily a cruise company. The Company operates Windstar Cruises, an international, luxury cruise line. The Company is transitioning its headquarters from Newport Beach, California to Seattle, Washington. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.
Forward-Looking Statements
This press release contains forward-looking statements, including, without limitation, statements regarding the timing and terms of the settlement of the Exchange Offer and Consent Solicitation and similar matters, and the Company’s business that involve various risks and uncertainties. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, failure to settle successfully the Exchange Offer and Consent Solicitation or otherwise restructure our outstanding debt; adverse conditions in the capital markets; changes in federal or state securities laws; overall conditions in the cruise, travel and insurance industries; potential claims related to our reinsurance business; further declines in the fair market value of our investments; lower investment yields; unexpected events that disrupt the operations of our cruise operations; environmental related factors; our ability to compete effectively in the U.S. and international cruise markets; our ability to identify attractive acquisition targets and consummate future acquisitions on favorable terms; our ability to estimate accurately contract risks; our ability to service our debt and other factors discussed more specifically in our annual, quarterly and current reports filed with the SEC on Forms 10-K, 10-Q and 8-K. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
Additional Information
For further information please contact Tammy Smolkowski of Ambassadors International, Inc. at (206) 292-9606.